Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Omnibus Incentive Plan of International General Insurance Holdings Ltd. (the “Registrant”) of our report dated April 14, 2020 with respect to the consolidated financial statements of International General Insurance Holdings Limited (“IGI”), and our report dated April 14, 2020 with respect to the financial statements of the Registrant for the year ended December 31, 2019, which are included in its Annual Report on Form 20-F and in the Registration Statement on Form F-1, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom
June 3, 2020